LOAN AGREEMENT

This Loan Agreement (the "**Loan Agreement**") is made as of this 20th day of February 2015, by and between Mr. Chang Ku Ee ("Creditor"), and ANDES 3., Inc., a Delaware corporation ("Debtor"). The Creditor and Debtor may each be referred to herein as a "Party" and collectively as the "Parties."

RECITALS

A. The Creditor, a related party to the Debtor, has agreed to loan the company $50,000 (Fifty Thousand Dollars).

B. The Debtor intends to these funds for general working purposes.

C. The Creditor, has negotiated with the Debtor terms as follows: 0% interest per annum with no demand due date on funds borrowed under this Loan Agreement.

TERMS AND CONDITIONS

NOW THEREFORE, for and in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Creditor and Debtor hereby agree as follows:

1. No Interest Loan. Creditor will loan to Debtor funds in the amount of $50,000 (Fifty Thousand Dollars) with 0% interest per annum and no demand due date on funds borrowed under this Loan Agreement.

2. Unsecured Loan. Creditor hereby enters into this Loan Agreement with the understanding that the Debtor is a development stage company with no assets, no revenues, and no operations.

3. Convertibility. Debtor agrees to allow the Creditor's loan to convert into shares of restricted common stock in the Debtor on demand.

4. Binding Effect. This Loan Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

5. Construction; Definitions. This Assignment shall be construed according to Delaware law. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Loan Agreement.

6. Counterparts. This Assignment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which shall together constitute one and the same instrument

7. Due Diligence. Both parties have been given full disclosure in respect to each other and no material information or fact have been withheld in the Creditors decision to enter into this Loan Agreement.

8. Related Parties. The Creditor and the Debtor are related parties. The Creditor serves as the Debtor's Chairman of the Board of Directors and majority shareholder.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed as of the day and year first written above.

Debtor: **ANDES 3 Inc.**

a Delaware corporation

By: ______________________

Name: (print): Swee Seong "Eugene" Wong

Its: Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors

Creditor: **Mr. Chang Ku Ee**

an individual

By: ______________________

Name (print): EE CHANG KU